Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FIRST QUARTER FISCAL 2013 EARNINGS

Lacey, WA (October 24, 2012) – Anchor Bancorp (NASDAQ:GS – ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported first quarter earnings for the fiscal year ending June 30, 2013.  For the quarter ended September 30, 2012, the Company reported net income of $278,000 or $0.11 per diluted share, compared to a net loss of $1.7 million for the same period last year.

"Our year-over-year earnings improved as a result of the continued improvement in our credit quality.  Non-performing assets decreased $8.5 million from September 30, 2011 and decreased $1.4 million from June 30, 2012.  Our total non-interest expenses decreased $2.1 million during the current quarter as compared to the quarter ended September 30, 2011 which reflects the decline in non-performing assets as well as technology expenses while we take advantage of efficiencies from our new core processing system that was completed last year.  While rates have been low for a protracted period, our net interest margin has remained virtually unchanged from September 30, 2011 at 3.68%.  We continue to maintain higher liquidity which will provide opportunity when the economy recovers”, stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal First Quarter Highlights

•
Total loan delinquencies (those loans 30 days or more past payment due date) including non-performing loans increased to $18.9 million at September 30, 2012, compared to $14.2  million at June 30, 2012;

•	Provision for loan losses was $300,000 for the quarter ended September 30, 2012 compared to $525,000 for the quarter ended September 30, 2011;
•	Net loan charge-offs increased to $677,000 for the quarter ended September 30, 2012 from $398,000 for the quarter ended September 30, 2011;
•
Non-performing assets decreased $1.4 million to $14.0 million or 3.0% of total assets at September 30, 2012 from $15.4 million at June 30, 2012 which represented 3.3% of total assets.   At September 30, 2011,  non-performing assets were $22.5 million or 4.6% of total assets;

•
Net interest margin decreased one basis point to 3.68% for the quarter ended September 30, 2012 as compared to 3.69% for the quarter ended September 30, 2011.  Net interest margin decreased eight basis points from 3.76% for the quarter ended June 30, 2012.

Credit Quality

Total delinquent and non-accrual loans increased $4.7 million to $18.9 million at September 30, 2012 from $14.2 million at June 30, 2012. The increase was primarily due to one commercial loan with an unpaid principal balance of $5.5 million that was current in its interest payments yet adversely reported due to being outstanding beyond  its maturity date .  The ratio of non-accrual and 90 days or more past due loans to total loans decreased to 2.9% at September 30, 2012 from 3.0% at June 30, 2012.  The Company recorded a $300,000 provision for loan losses for the current quarter compared to $525,000 for the quarter ended September 30, 2011. The allowance for loan losses of $6.7 million at September 30, 2012 represented 2.3% of loans receivable and 78.4% of non-performing loans.

Anchor Bancorp
October 24, 2012

Non-performing loans decreased by $197,000 to $8.5 million at September 30, 2012 from $8.7 million at June 30, 2012 and $11.2 million at September 30, 2011.   Non-performing loans consisted of the following at the dates indicated:

	September 30, 2012	June 30, 2012	September 30, 2011
	(In thousands)
Real estate:
One-to-four family	$1,684	$1,878	$2,680
Multi-family	102	-	-
Commercial	-	-	2,978
Construction	3,444	3,369	4,316
Land	71	109	73
Total real estate	5,301	5,356	10,047

Consumer:
Home equity	260	159	322
Automobile	68	66	151
Credit cards	19	16	176
Other	12	1	10
Total consumer	359	242	659

Business:
Commercial business	2,865	3,124	518

Total	$8,525	$8,722	$11,224

As of September 30, 2012, June 30, 2012, and September 30, 2011 there were 33, 30, and 32 loans, respectively, with aggregate net principal balances of $15.4 million, $15.1 million, and $17.3 million, respectively, that we have identified as “troubled debt restructures.”  At September 30, 2012, June 30, 2012, and September 30, 2011 there were $695,000, $1.2 million, and $2.8 million, respectively of “troubled debt restructures” included in the non- performing loans above.

As of September 30, 2012, the Company had 42 properties in real estate owned (“REO”) with an aggregate book value of $5.5 million compared to 71 properties with an aggregate book value of  $6.7 million at June 30, 2012, and 123 properties in REO with an aggregate book value of $11.2 million at September 30, 2011.  The decrease in number of properties during the quarter ended September 30, 2012 was attributable to ongoing sales.  During the quarter ended September 30, 2012 the Bank sold 12 residential real estate properties and one commercial real estate property in Washington and Oregon.  Of that amount three were vacant lots for residential homes,  eight were single family residential properties, one was a condominium unit, and one was a commercial real estate property.  The largest of the current foreclosed properties at September 30, 2012 had an aggregate book value of $708,000 and consisted of a commercial real estate property located in Bremerton, Washington.  At September 30, 2012, the Bank owned 13 one-to-four family residential properties with an aggregate book value of $3.1 million, 24 residential building lots with an aggregate book value of $1.1 million, two vacant land parcels with an aggregate book value of $83,000, and three parcels of commercial real estate with an aggregate book value of $1.1  million. Our REO is located in southwest Washington and the greater Portland area of northwest Oregon, with 36 of the parcels in Washington and the remaining six in Oregon.

Anchor Bancorp
October 24, 2012

Capital

As of September 30, 2012 the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 11.3%, 17.1% and 18.4%, respectively. As of September 30, 2011, these ratios were 10.5%, 15.9%, and 17.2%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 11.7%, 17.7%, and 18.9% as of September 30, 2012.

Balance Sheet Review

Total assets decreased by $4.7 million, or 1.0%, to $466.1 million at September 30, 2012, from $470.8 million at June 30, 2012.   Cash and due from banks decreased $4.9 million or 6.2%, loans receivable decreased $255,000, or 0.1%, and securities available-for- sale increased, $1.8 million, or 3.7%.

Mortgage-backed securities available for sale increased $1.8 million, or 3.8%, to $48.9 million at September 30, 2012 from $47.1 million at June 30, 2012. The increase in this portfolio was primarily the result of purchases of five FHLMC mortgage- backed securities totaling $5.6 million, contractual payments of $4.0 million, and an increase of $200,000 for mark-to-market adjustments.

Loans receivable, net, decreased $255,000 or 0.1% to $287.5 million at September 30, 2012 from $287.8 million at June 30, 2012.  Commercial real estate loans increased $4.9 million or 5.1% to $102.2 million from $97.3 million at June 30, 2012 and one-to-four family residential loans decreased $2.7 million or 3.3% to $80.0 million from $82.7 million at June 30, 2012.

Anchor Bancorp
October 24, 2012

Loans receivable consisted of the following at the dates indicated:

Real Estate:	September 30, 2012	June 30, 2012	September 30, 2011
	(In thousands)
One-to-four family	$79,976	$82,709	$93,336
Multi-family	41,800	42,032	45,190
Commercial	102,228	97,306	104,399
Construction	8,115	6,696	8,230
Land loans	6,063	7,062	6,320
Total real estate	238,182	235,805	257,475

Consumer:
Home equity	29,517	31,504	34,674
Credit cards	5,184	5,180	6,921
Automobile	2,769	3,342	4,887
Other consumer	2,960	2,968	3,319
Total consumer	40,430	42,994	49,801

Business:
Commercial business loans	16,370	16,618	16,064

Total Loans	294,982	295,417	323,340

Less:
Deferred loan fees	802	605	593
Allowance for loan losses	6,680	7,057	7,366
Loans receivable, net	$287,500	$287,755	$315,381

Total liabilities decreased $5.1 million between June 30, 2012 and September 30, 2012, primarily as the result of an $8.2 million or 2.4% decrease in deposits.  Our core deposits, which consist of all deposits other than certificates of deposit, decreased slightly by $1.4 million or 0.8% to $173.2 million from $174.6 million at June 30, 2012.

Deposits consisted of the following at the dates indicated:

	September 30, 2012		June 30, 2012		September 30, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$38,184	11.3%	$37,941	11.0%	$31,669	9.0%
Interest-bearing demand deposits	17,199	5.1%	16,434	4.8%	19,951	5.7%
Savings deposits	36,364	10.8%	36,475	10.5%	34,705	9.9%
Money market accounts	81,476	24.1%	83,750	24.2%	81,699	23.2%
Certificates of deposit	164,346	48.7%	171,198	49.5%	183,588	52.2%
Total deposits	$337,569	100.0%	$345,798	100.0%	$351,612	100.0%

Anchor Bancorp
October 24, 2012

FHLB advances remained at $64.9 million at September 30, 2012 and June 30, 2012.

Total stockholders’ equity increased $426,000 or 0.8% to $54.5 million at September 30, 2012 from $54.0 million at June 30, 2012. The increase was primarily due to the $278,000 in net income during the three months ended September 30, 2012.  Accumulated other comprehensive income increased $128,000 to $103,000 at September 30, 2012 from a loss of $(25,000) at June 30, 2012.

Operating Results

Anchor Bancorp had net income of $278,000 or $0.11 per diluted share, for the three months ended September 30, 2012 compared to a net loss of $1.7 million or $0.70 per diluted share for the same period in 2011.

Net interest income. Net interest income before the provision for loan losses decreased $203,000, or 4.9%, to $4.0 million for the quarter ended September 30, 2012 from $4.2 million for the quarter ended September 30, 2011.

The Company’s net interest margin decreased one basis point to 3.68% for the quarter ended September 30, 2012, from 3.69% for the comparable period in 2011. The average yield on interest-earning assets decreased 24 basis points to 4.89% for the quarter ended September 30, 2012 compared to 5.13% for the same period in the prior year. The decline in the yield on interest-earnings assets was primarily attributable to the downward repricing of investment securities, and a higher level of liquidity. The decrease was primarily due to a 45 basis point decrease in the average cost of money market accounts and a 19 basis point decrease in the cost of certificates of deposit. The average cost of interest-bearing liabilities decreased 25 basis points to 1.41% for the quarter ended September 30, 2012 compared to 1.66% for the same period in the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio at September 30, 2012, management determined that a provision for loan losses of $300,000 was required for the quarter ended September 30, 2012 compared to $525,000 for the same period of the prior year.

Noninterest income. Noninterest income decreased $128,000, or 8.5%, to $1.4 million for the quarter ended September 30, 2012, compared to $1.5 million for the same quarter a year ago. The decrease in noninterest income was attributable to a combination of several factors:   there was no gain on sale of investments for the quarter ended September 30, 2012 as compared to $193,000 for quarter ended September 30, 2011 and deposit service fees declined $138,000.  The decreases are partially offset by an increase of $189,000 for gain on sale of loans for the quarter ended September 30, 2012.  The increase in the amount of gain on sale of loans was the result of a greater volume of loans sold into the secondary market during the three months ended September 30, 2012 compared to the three months ended September 30, 2011, which was attributable to increased demand for one-to-four family loans as a result of refinancing activity.

Noninterest expense. Noninterest expense decreased $2.1 million, or 30.6%, to $4.8 million for the three months ended September 30, 2012 from $6.9 million for the three months ended September 30, 2011. The decrease was primarily due to expenses related to information technology which decreased $920,000.   Real estate owned impairment expense decreased $884,000 from $1.1 million to $235,000 during the first fiscal quarter 2012 from the same period in 2011, which is attributable to the stabilization in the real estate market and a decrease in our real estate owned portfolio.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 13 full-service banking offices (including three Wal-Mart store locations) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington.   In addition we have one loan production office located in Grays Harbor County.  The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things,

Anchor Bancorp
October 24, 2012

expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed  under the Supervisory Directive the Bank entered into with the FDIC and the Washington DFI and the possibility that the Bank will be unable to fully comply with the provisions of the Directive which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretations of regulatory capital or the other rules, including changes to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf and the Company’s operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
October 24, 2012

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	September 30, 2012	June 30, 2012

ASSASSETS
Cash C Cash and due from banks	$73,785	$78,673
Invest Securities available for sale, at fair value	50,498	48,717
NvestmeSecurities held to maturity, at amortized cost	7,928	7,179
Loans L Loans held for sale	387	312
Loans re Loans receivable, net of allowance for loan losses of $6,680 and $7,057	287,500	287,755
Bank owLife insurance investment, net of surrender charges	18,421	18,257
Accrued Accrued interest receivable	1,710	1,532
Real estaReal estate owned, net	5,482	6,708
Feder Federal Home Loan Bank (FHLB) of Seattle stock, at cost	6,452	6,510
PremisesProperty, premises and equipment, net	11,993	12,213
Deferred tax asset, net	489	555
Prepaid Prepaid expenses and other assets	1,487	2,404
T Total assets	$466,132	$470,815

LIA LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits Deposits:
Non Noninterest-bearing	$38,184	$37,941
Intere Interest-bearing	299,385	307,857
Total Total deposits	337,569	345,798
FHKBF FHLB advances	64,900	64,900
Advanc Advance payments by borrowers for taxes an taxes and insurance	1,130	562
Supplem Supplemental Executive Retirement Plan liability	1,723	1,764
Account Accounts payable and other liabilities	6,360	3,767
Total l Total liabilities	411,682	416,791

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share; authorized 5,000, 5,000,000 shares; no shares issued or outstanding	-	-
Common stock, $.01 par value per share; authorized 45,000,000 shares; 2,550,000 issued and 2,459,333 outstanding at September 30, 2012 and
Ma 2,550,000 shares issued and 2,457,633 outstanding at June 30, 2012, respectively	25	25
Additional paid-in capital	23,205	23,202
RetaRetained earnings, substantially restricted	32,024	31,746
Une Unearned employee stock ownership plan shares	(907)	(924)
Acc Accumulated other comprehensive income (loss), net of tax	103	(25)
Total sTotal stockholders’ equity	54,450	54,024
Total lTotal liabilities and stockholders’ equity	$466,132	$470,815

Anchor Bancorp
October 24, 2012

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED INCOME STATEMENTS (Dollars in thousands, except per share data) (unaudited)	Three Months Ended September 30,
	2012	2011
Interest income:
Loans receivable, including fees	$4,745	$5,247
Securities	61	94
Mortgage-backed securities	474	463
Total interest income	5,280	5,804
Interest expense:
Deposits	990	1,267
FHLB advances	313	357
Total interest expense	1,303	1,624
Net interest income before provision for loan losses	3,977	4,180
Provision for loan losses	300	525
Net interest income after provision for loan losses	3,677	3,655
Noninterest income
Deposit service fees	391	529
Other deposit fees	189	217
Gain on sale of investments	-	193
Loan fees	185	229
Gain (loss) on sale of loans	177	(12)
Gain on sale of premises and equipment	-	51
Other income	430	293
Total noninterest income	1,372	1,500
Noninterest expense
Compensation and benefits	2,135	2,128
General and administrative expenses	819	1,108
Real estate owned impairment	235	1,119
Real estate owned holding costs	185	258
Federal Deposit Insurance Corporation (FDIC) insurance premiums	162	250
Information technology	360	1,280
Occupancy and equipment	539	527
Deposit services	189	107
Marketing	127	152
Loss (gain) on sale of real estate owned	20	(59)
Total noninterest expense	4,771	6,870
Income (loss) before provision for income tax	278	(1,715)
Provision for income tax	-	-
Net income (loss)	$278	$(1,715)
Basic earnings (loss) per share	$0.11	$(.70)
Diluted earnings (loss) per share	$0.11	$(.70)

Anchor Bancorp
October 24, 2012

	As of or for the Quarter Ended (unaudited)
	September 30, 2012	June 30, 2012	Mar 31, 2012	September 30, 2011
SELECTED PERFORMANCE RATIOS

Return (loss) on average assets (1)	0.24%	(0.07)%	0.18%	(1.4)%
Return (loss) on average equity (2)	2.12%	(.58)%	1.63%	(12.4)%
Average equity-to-average assets (3)	11.28%	11.35%	11.28%	11.5%
Interest rate spread (4)	3.48%	3.56%	3.27%	3.46%
Net interest margin (5)	3.68%	3.76%	3.47%	3.69%
Efficiency ratio (6)	89.2%	79.7%	91.0%	121.1%
Average interest-earning assets to average interest-bearing liabilities	117.0%	115.8%	115.1%	116.0%
Other operating expenses as a percent of average total assets	4.1%	3.7%	4.3%	5.6%

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	11.3%	10.9%	10.8%	10.5%
Tier 1 risk-based	17.1%	17.0%	16.7%	15.9%
Total risk-based	18.4%	18.2%	18.0%	17.2%

ASSET QUALITY
Nonaccrual and 90 days or more past due loans as a percent of total loans	2.9%	3.0%	3.7%	3.5%
Allowance for loan losses as a percent of total loans	2.3%	2.4%	1.9%	2.3%
Allowance as a percent of total non-performing loans	78.4%	80.9%	52.6%	65.6%
Non-performing assets as a percent of total assets	3.0%	3.3%	3.9%	4.6%
Net charge-offs to average outstanding loans	0.2%	0.1%	0.3%	5.3%
_____________________

(1)	Net income (loss) divided by average total assets.
(2)	Net income (loss) divided by average equity.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.